Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERNUS PHARMACEUTICALS, INC.

Supernus Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 30, 2005.  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware December 21, 2005 and on February 3, 2006 and an amendment to the Amended and Restated Certificate of Incorporation was filed on January 25, 2011.

2.     This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.     Article Fourth, Section C.5.(a) of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“(a) Upon the earlier of (A) a firm commitment underwritten public offering of shares of Common Stock approved by the Board of Directors of the Corporation (a “Qualified Public Offering”) or (B) a date specified by vote or written consent of the holders of at least two-thirds (66 2/3%) in interest of the then outstanding shares of Series A Preferred Stock (the “Mandatory Conversion Date”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion ratio and (ii) such shares may not be reissued by the Corporation as shares of such series.”

4.     Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following provision immediately preceding the existing first paragraph (listing authorized classes and shares of stock of the Corporation):

“Upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware (the “Effective Time”), a 4-to-1 reverse stock split of the Corporation’s Common Stock shall be effective, pursuant to which every four (4) outstanding shares of Common Stock immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock automatically, without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares designated as the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any holder who would otherwise be entitled to a fractional share of Common Stock shall receive a cash payment equal to such fraction of a share of Common Stock multiplied by the fair value per share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time).

The total number of shares of all classes of stock which the Corporation is authorized to issue shall not be affected by the Reverse Stock Split and shall remain as set forth in the preamble to this Article FOURTH.”

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 9th day of April, 2012.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack A. Khattar
Jack A. Khattar
Chief Executive Officer